Exhibit (c)(5)

Corporate and Investment Banking | Global Power January 11, 2016 Project Revere Citi Presentation to Talen’s Board of Directors

Confidential Material Disclaimer The following pages contain material provided to the Board of Directors of Talen Energy Corporation (“Talen” or the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a proposal from Riverstone Holdings LLC (“Riverstone”). The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company, that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. The accompanying material was not prepared for use by readers not as familiar with the Company as the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. The accompanying material is necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice. 1

Agenda • Market Overview • Valuation Summary • Sensitivity Analysis • Strategic Decision Overview 2

0 20 40 60 80 100 120%Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 Jan-16 S&P500: (7.9%) Henry Hub: (9.3%) CPN: (28.7%) NRG: (54.4%) DYN: (61.2%) TLN: (66.3%) WTI Crude Oil: (44.6%) Key Updates to the IPP Sector • IPP stock performance has come under pressure largely driven by the commodity sell-off • In light of steep losses, many investors are liquidating positions and exiting the sector • Unlike some other energy sub-sectors, the IPP sector has no looming credit crisis • Equity analysts are more measured, and believe the sell-off may be overdone Relative Price Performance (June 2, 2015 to Present) Source: FactSet and SNL. Note: Market data as of January 7, 2016. Commentary Share P rice Performance Since: 6/2/2015 S&P 500 (7.9%) Henry Hub (9.3) WTI Crude Oil (44.6) IPP Average (52.7) TLN (66.3%) CPN (28.7) DYN (61.2) NRG (54.4) IPP decline has far exceeded the fall in gas prices 3

Scale Market Capitalization ($mm) $815 $5,194 $1,527 $3,598 Enterprise Value ($mm) 4,229 16,730 8,082 23,261 Total GW 16.2 26.6 26.0 46.1 Trading Liquidity Float (%)1 64.7% 94.3% 93.8% 99.1% Float ($mm) $527 $4,895 $1,432 $3,567 30 Day Avg. Trading Vol. (mm) 1.4 4.3 3.9 9.4 30 Day Avg. Trading Vol. ($mm) $9.1 $57.8 $48.3 $99.1 Asset Mix • Coal- and nuclear-heavy • Gas and renewables fleet • Most of fleet economics from gas • Significant coal • Coal-heavy with retail focus Tax Attributes PV of NOLs ($bn) - - ~$1.1 ~$0.5 ~$0.8 Coal 35% Natural Gas 31% Dual Fuel 17%Oil 3%Nuclear 14% Natural Gas 97% Renewables 3% Natural Gas 51% Coal 48% Oil 1% Natural Gas 48% Coal 36% Oil 13% Nuclear 3% Factors Impacting IPP Valuations… Source: FactSet, SNL and Company filings. PV of NOLs from Wall Street Research. Note: Market data as of January 7, 2016. 1. Represents percent of shares outstanding that are not held by insiders (including shares held by Riverstone in the case of TLN). Talen is disadvantaged compared to the other IPPs for a number of reasons, including small scale, limited float, coal and nuclear-heavy asset mix and taxable position. 4 Solid fuel total = 49%

…Are Explained in Talen's Multiple

FY+1 EV/EBITDA Multiples

($ in millions, except per share values)


9.1x
9.9x
8.3x
9.1x
6.9x
8.6x
9.0x
8.4x
8.6x
5.5x
7.7x
8.9x
6.7x
7.5x
5.0x
June 2, 2015
September 1, 2015
January 7, 2016

	June 2, 2015				September 1, 2015				January 7, 2016			
	TLN	CPN	DYN	NRG	TLN	CPN	DYN	NRG	TLN	CPN	DYN	NRG
Share Price	$18.74	$20.13	$32.29	$24.72	$13.58	$15.41	$25.25	$19.24	$6.32	$14.35	$12.53	$11.26
Firm Value	6,115	18,480	9,966	28,097	5,452	16,853	10,093	26,506	4,229	16,730	8,082	23,261
2016 EBITDA Guidance	885	1,875	1,200	3,100	990	1,875	1,200	3,100	845	1,875	1,200	3,100

- Since June 2, FY+1 EV/EBITDA multiples have fallen by 1.4x, well below the historical average of 8.5x[1]
- CPN's multiple remains elevated compared to peers due to its gas portfolio

FCF Yield

($ in millions, except per share values)


10.0%
10.8%
10.3%
9.5%
10.1%
13.1%
14.9%
14.0%
12.2%
13.1%
21.6%
31.9%
15.1%
26.2%
23.6%
June 2, 2015
September 1, 2015
January 7, 2016

	June 2, 2015				September 1, 2015				January 7, 2016			
	TLN	CPN	DYN	NRG	TLN	CPN	DYN	NRG	TLN	CPN	DYN	NRG
Share Price	$18.74	$20.13	$32.29	$24.72	$13.58	$15.41	$25.25	$19.24	$6.32	$14.35	$12.53	$11.26
Equity Value	2,408	7,594	4,216	8,377	1,745	5,614	3,276	6,465	815	5,194	1,527	3,598
2016 FCF Guidance[2]	260	785	400	850	260	785	400	850	260	785	400	850

- FCF yields have increased significantly following the drop in share prices
- Similar to EBITDA multiples, CPN trades at a premium compared to peers

TLN CPN DYN NRG Peer Average (Does not include TLN)

Source: FactSet and Company filings.
Note: Market data as of January 7, 2016.
1. Historical FY+1 six-year average EV/EBITDA for CPN, DYN and NRG.
2. 2016 FCF Guidance as of January 7, 2016.

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Talen Summary Projections Gross Margin ($ in millions) Adjusted EBITDA1 ($ in millions) Unlevered Free Cash Flow ($ in millions) Net Debt / EBITDA Source: Talen 2016 – 2020 Business Plan- Post Mitigation and FactSet. 1. Consistent with Reg G disclosure. 4.1x 4.3x 4.4x 4.1x 3.8x 2016 2017 2018 2019 2020 $306 $254 $228 $265 $303 2016 2017 2018 2019 2020 $774 $717 $666 $691 $685 2016 2017 2018 2019 2020 $1,771 $1,720 $1,681 $1,695 $1,712 2016 2017 2018 2019 2020 $833 $720 $646 Consensus EBITDA 6

Talen Valuation Analysis Summary

Current Share Price: $6.32

$11.00 per Share Proposal (74% premium to current share price)

	Equity Value per Share Reference Range – Low	Equity Value per Share Reference Range – High	Implied EV/2017 EBITDA[1] – Low	Implied EV/2017 EBITDA[1] – High	Commentary
DCF Analysis	$7.92	$12.67	6.2x	7.0x	• 4-year unlevered DCF (2016 – 2019) • Unlevered cash taxes based on 40% tax rate and company-provided taxes • 2015 net debt balance of $3,414mm • 128.9mm shares outstanding • Terminal value based on 7.3x average of Dynegy and NRG's 2017 EV/EBITDA multiple applied to 2020 EBITDA (FY+1) and 0.5x step for low and high cases, respectively • WACC range of 6.7 – 7.3%
Selected Public Companies Analysis: 2017 EV/EBITDA	$9.75	$18.42	6.5	8.1	• Based on Dynegy and NRG's 2017 EV/EBITDA multiple, 6.5x and 8.1x, respectively • 2015 net debt balance of $3,414mm • 128.9mm shares outstanding • $717mm 2017 Adjusted EBITDA
Selected Public Companies Analysis: 2016 FCF Yield	$8.14	$9.03	6.2	6.4	• Based on Dynegy and NRG's 2016 FCF Yield, 26.2% and 23.6%, respectively • $275mm 2016 Levered FCF • 128.9mm shares outstanding
Selected Precedent Transactions Analysis	$13.79	$19.35	7.2	8.2	• Based on 7.7x mean FY+1 EV/EBITDA multiple and 0.5x step for low and high cases, respectively, derived from selected precedent transaction multiples • 2015 net debt balance of $3,414mm • 128.9mm shares outstanding • $717mm 2017 Adjusted EBITDA
SOTP ($/kW)	$10.78	$16.65	6.7	7.8	• $/kW multiples based on Wall Street Research, Selected Precedent Transactions – Broken down by fuel type, technology and ISO • 2015 net debt balance of $3,414mm • 128.9mm shares outstanding • Pre-tax
Wall Street Research Price Target	$6.00	$16.00	5.8	7.6	• Based on the low and high price targets from Wall Street Research – $6.00 and $16.00, respectively
52-Week Low / High	$5.86	$19.80	5.8	8.3	• Based on the low and high prices since June 2, 2015 – $5.86 and $19.80, respectively
Precedent M&A Premia	$7.21	$10.31	6.1	6.6	• Based on the 25th and 75th percentile of the precedent M&A transaction premia from the last twelve months for the low and high – 14% and 63%, respectively – All cash deals from $500mm to $10bn • Based on Talen's current share price of $6.32

Source: Talen 2016 – 2020 Business Plan- Post Mitigation and Wall Street Research.
Note: Market data as of January 7, 2016.
1. Talen 2017 Adjusted EBITDA of $717mm.

For Reference Only

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Talen Management Potential Value Enhancement

Talen's Management has prepared a case with potential value enhancements that incorporates the realization of certain strategic initiatives that they have identified as top priorities. The drivers, financial results and value uplift are presented below.

Upside Drivers

Driver	(Investment) / Proceeds	P&L Adjustments
1. Sell Harquahala	• $122mm (after-tax)	• N/D
2. Additional PJM Capacity Revenue	• N/A	• 2018: $13mm; 2019 & 2020: $23mm
3. Keystone / Conemaugh O&M Reduction	• N/A	• 2017: $5mm; Thereafter: $10mm
4. Sell Montana Assets	• $235mm (after-tax)	• N/D
5. Montour Co-Fire Project	• ($100mm) • (2016: $36mm; 2017: $64mm)	• $25mm margin increase starting in 2018
6. Nuclear Cost Structure	• N/A	• O&M Savings: 2017: $40mm; Thereafter: $80mm (80% from O&M, 20% from Capex)
7. Sapphire Enhancements	• N/A	• O&M Savings: $3.5mm starting in 2017 / Margin Increase: $3.5mm starting in 2017

Financial Results

($ in millions)	2016	2017	2018	2019	2020
Adjusted EBITDA					
Base Case (A)	$774	$717	$666	$691	$685
Potential Value Enhancement (B)	774	756	778	815	799
Delta [(B) - (A)]	**($0)**	**$39**	**$112**	**$124**	**$114**
Unlevered Free Cash Flow					
Base Case (A)	$306	$254	$228	$265	$303
Potential Value Enhancement (B)	622	230	334	391	423
Delta [(B) - (A)]	**$316**	**($24)**	**$106**	**$127**	**$120**

Value Uplift Potential

	Case: Base	Delta	Case: Value Enhancement
Low	$7.92	$8.17	$16.09
Mid	10.27	8.57	18.84
High	12.67	8.98	21.65

Notes:

- All assumptions from Base Case DCF Analysis also used for Potential Value Enhancement DCF Analysis
- The Potential Value Enhancement case represents execution of certain strategic and operational priorities over and above the forecast approved by the board for business planning purposes
- Citi has not had the opportunity to diligence the Potential Value Enhancement

Source: Talen 2016 – 2020 Business Plan- Post Mitigation and Business Plan with Enhancements prepared by Talen Management.

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What Next? Any bona fide cash offer has the potential to deliver de-risked current value to shareholders, but deciding to pursue such a path must be taken in context. Is it the Right Time to Pursue a Sale? • Existing Proposal – Value – Certainty • Intrinsic Factors – Base Plan – Upside / Downside Risks – Management Execution • Exogenous Factors – Commodity Price – Valuation Multiples / Investor Sentiment – Technical Trading

Appendix

Discounted Cash Flow Analysis – Base Case

Discounted Cash Flow Analysis	2016	2017	2018	2019	2020
($ in millions)	6/30/2016	6/30/2017	6/30/2018	6/30/2019	6/30/2020
Gross Margin	**$1,771**	**$1,720**	**$1,681**	**$1,695**	**$1,712**
O&M Expense	(1,066)	(1,057)	(1,062)	(1,049)	(1,076)
Other Income / (Expense)	(14)	(8)	(8)	(10)	(10)
Non-Cash Adjustments	82	62	55	56	60
Adjusted EBITDA	**$774**	**$717**	**$666**	**$691**	**$685**
Adj. Cash Taxes[1]	(55)	(85)	(82)	(82)	(97)
Nuclear Fuel	143	136	137	135	136
Other Cash Adjustments	9	(24)	(15)	(12)	5
Capital Expenditures	(565)	(490)	(478)	(466)	(427)
Unlevered Free Cash Flow	**$306**	**$254**	**$228**	**$265**	**$303**
Unlevered Free Cash Flow Utilized For Valuation	*306*	*254*	*228*	*265*	*0*

Unlevered Valuation Analysis

(in millions, except per share values)

Terminal Values

	Low	Mid	High
2020 EBITDA	$685	$685	$685
FY+1 EV/EBITDA	6.8x	7.3x	7.8x
Terminal Enterprise Value	$4,657	$4,999	$5,342

Key Metrics

	12/31/2015	12/31/2020
Debt	$4,459	$2,973
Cash	(1,045)	(359)
Net Debt	$3,414	$2,614
Terminal EBITDA	NA	$685
Shares Outstanding	128.9	128.9

Present Value of Cash Flows

WACC			
6.7%	$931	$931	$931
7.0	926	926	926
7.3	922	922	922

Present Value of Terminal Value

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$3,588	$3,853	$4,117
7.0	3,550	3,812	4,073
7.3	3,513	3,771	4,030

Enterprise Value

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$4,520	$4,784	$5,048
7.0	4,477	4,738	4,999
7.3	4,435	4,693	4,952

Equity Value

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$1,105	$1,370	$1,634
7.0	1,063	1,324	1,585
7.3	1,021	1,279	1,538

Equity Value per Share

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$8.57	$10.62	$12.67
7.0	8.24	10.27	12.30
7.3	7.92	9.92	11.93

Implied EV/2017 EBITDA

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	6.3x	6.7x	7.0x
7.0	6.2	6.6	7.0
7.3	6.2	6.5	6.9

Source: Talen 2016 – 2020 Business Plan- Post Mitigation.

1. Unlevered cash taxes based on 40% tax rate and company-provided taxes.

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Discounted Cash Flow Analysis – Potential Value Enhancement

Discounted Cash Flow Analysis	2016	2017	2018	2019	2020
($ in millions)	6/30/2016	6/30/2017	6/30/2018	6/30/2019	6/30/2020
Adjusted EBITDA	**$774**	**$756**	**$778**	**$815**	**$799**
Adj. Cash Taxes[1]	(59)	(97)	(125)	(131)	(128)
Nuclear Fuel	143	136	137	135	136
Other Cash Adjustments	9	(28)	(20)	(14)	7
Capital Expenditures	(601)	(536)	(436)	(414)	(390)
After-tax Proceeds from Sale of Assets	357	0	0	0	0
Unlevered Free Cash Flow	**$622**	**$230**	**$334**	**$391**	**$423**
Unlevered Free Cash Flow Utilized For Valuation	*622*	*230*	*334*	*391*	*0*

Unlevered Valuation Analysis

(in millions, except per share values)

Terminal Values	Low	Mid	High
2020 EBITDA	$799	$799	$799
FY+1 EV/EBITDA	6.8x	7.3x	7.8x
Terminal Enterprise Value	$5,429	$5,828	$6,228

Key Metrics	12/31/2015	12/31/2020
Debt	$4,459	$2,973
Cash	(1,045)	(359)
Net Debt	$3,414	$2,614
Terminal EBITDA	NA	$799
Shares Outstanding	128.9	128.9

Present Value of Cash Flows

WACC			
6.7%	$1,406	$1,406	$1,406
7.0	1,399	1,399	1,399
7.3	1,393	1,393	1,393

Present Value of Terminal Value

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$4,184	$4,491	$4,799
7.0	4,139	4,444	4,748
7.3	4,095	4,397	4,698

Enterprise Value

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$5,589	$5,897	$6,205
7.0	5,538	5,843	6,148
7.3	5,488	5,790	6,091

Equity Value

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$2,175	$2,483	$2,791
7.0	2,124	2,429	2,734
7.3	2,074	2,376	2,677

Equity Value per Share

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	$16.87	$19.26	$21.65
7.0	16.48	18.84	21.20
7.3	16.09	18.43	20.76

Implied EV/2017 EBITDA

WACC \ EV/EBITDA	6.8x	7.3x	7.8x
6.7%	7.4x	7.8x	8.2x
7.0	7.3	7.7	8.1
7.3	7.3	7.7	8.1

Source: Source: Talen 2016 – 2020 Business Plan- Post Mitigation and Business Plan with Enhancements prepared by Talen Management.

1. Unlevered cash taxes based on 40% tax rate and company-provided taxes.

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Selected Public Companies Analysis

Selected IPP Companies

($ in millions, except per share values)

Selected IPP Companies	Closing Stock Price	% Premium / (Disc) to 52 Week High	% Premium / (Disc) to 52 Week Low	Equity Value	Enterprise Value	2016 EV/EBITDA	2017 EV/EBITDA	2018 EV/EBITDA	2016 FCF Yield
Dynegy	$12.53	(63.3%)	25.0%	$1,527	$8,082	6.7x	6.5x	6.4x	26.2%
NRG	11.26	(58.5)	25.1	3,598	23,261	7.5	8.1	7.8	23.6
Low		(63.3%)	25.0%	$1,527	$8,082	6.7x	6.5x	6.4x	23.6%
High		(58.5)	25.1	3,598	23,261	7.5	8.1	7.8	26.2
Mean		(60.9)	25.1	2,563	15,672	7.1	7.3	7.1	24.9
Median		(60.9)	25.1	2,563	15,672	7.1	7.3	7.1	24.9

Excluded from Analysis	Closing Stock Price	% Premium / (Disc) to 52 Week High	% Premium / (Disc) to 52 Week Low	Equity Value	Enterprise Value	2016 EV/EBITDA	2017 EV/EBITDA	2018 EV/EBITDA	2016 FCF Yield
Calpine	$14.35	(38.3%)	21.6%	$5,194	$16,730	8.9x	8.3x	7.6x	15.1%

EV/EBITDA Multiples and FCF Yield

(in millions, except per share values)

- Based on Dynegy and NRG's 2017 EV/EBITDA multiple
- Based on Dynegy and NRG's 2016 FCF Yield
- Talen FCF based on 2016 Levered FCF, excluding growth capex (consistent with how IPP peers give FCF guidance)

Implied Equity Value Per Share

2017 EV/EBITDA

	Low	High
2017 Adjusted EBITDA	$717	$717
2017 EV/EBITDA Multiple	6.5x	8.1x
Enterprise Value	$4,671	$5,789
2015 Net Debt	3,414	3,414
Equity Value	$1,257	$2,375
Shares Outstanding	128.9	128.9
Equity Value per Share	**$9.75**	**$18.42**

2016 FCF Yield

	Low	High
2016 Levered FCF	$275	$275
2016 FCF Yield	26.2%	23.6%
Equity Value	$1,050	$1,164
Shares Outstanding	128.9	128.9
Equity Value per Share	**$8.14**	**$9.03**

Source: Talen 2016 – 2020 Business Plan- Post Mitigation, FactSet and Company filings.
Note: Market data as of January 7, 2016. 2016 EBITDA based on Company Guidance. 2017 and 2018 EBITDA based on consensus estimates.

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Acquiror Target Announcement Date Enterprise Value ($mm) EV / EBITDA ArcLight Tenaska 12/23/2015 $2,370 7.9x Dynegy Duke Energy / ECP 8/22/2014 6,250 7.3 NRG Energy Edison Mission Energy 10/18/2013 2,635 9.5 Dynegy Ameren 3/14/2013 900 7.0 NRG Energy GenOn 7/22/2012 17,000 6.2 Blackstone Dynegy 8/13/2010 660 7.9 Calpine Conectiv Energy 4/21/2010 1,700 6.9 Mirant RRI Energy 4/11/2010 3,000 7.0 Exelon NRG Energy 10/21/2008 6,800 6.5 Investor Group TXU 2/26/2007 32,000 9.8 Mirant NRG Energy 5/31/2006 8,000 9.4 NRG Energy TexasGenco 10/2/2005 5,800 7.5 High 9.8x Low 6.2 Mean 7.7 Median 7.4 Selected Precedent Transactions Selected Precedent Transactions Analysis Source: Talen 2016 – 2020 Business Plan- Post Mitigation, Public Filings, Company Investor Presentations, SNL and SparkSpread. EV/EBITDA Multiples (in millions, except per share values) • Based on 7.7x mean FY+1 EV/EBITDA multiple and 0.5x step for low and high cases, respectively, derived from selected precedent transaction multiples Low High 2017 Adjusted EBITDA $717 $717 FY + 1 EV/EBITDA Multiple 7.2x 8.2x Enterprise Value $5,192 $5,909 2015 Net Debt 3,414 3,414 Equity Value $1,778 $2,495 Shares Outstanding 128.9 128.9 Equity Value per Share $13.79 $19.35 13

SOTP $/kW Valuation An asset-by-asset SOTP valuation using $/kW multiples results in an equity value per share range of $10.78 to $16.65. • The below analysis utilizes $/kW multiples from Wall Street Research, Selected Precedent Transactions and Citi Internal Estimates to value the Talen portfolio on an asset-by-asset basis broken down by technology, fuel type, and ISO – Midpoint multiples are sensitized by $25/kW to get low and high values • Assumes 128.9mm shares outstanding • Pre-tax Assumptions Enterprise Value ($/kW) (in millions, except per share values) Source: Talen 2016 – 2020 Business Plan- Post Mitigation, Company Investor Presentations, Wall Street Research and Citi Internal Estimates. Note: Wall Street Research used for nuclear due to lack of relevant transaction comps. 1. Represents Harquahala and renewables. Value based on Company Guidance. 1 $/kW Multiple $700 $350 $750 $600 $350 $400 $200 $150 $500 -- $320 MW 555 1,294 335 1,138 747 2,078 499 6,222 2,262 1,061 16,191 Enterprise Value $389 $453 $251 $683 $261 $831 $100 $933 $1,131 $150 $5,182 Net Debt 3,414 Equity Value $1,768 $389 $389 $841 $1,093 $1,775 $2,037 $2,868 $2,968 $3,901 $5,182 $1,768 $453 $251 $683 $261 $831 $933 $1,131 $150 $3,414 $100 Gas - CCGT - PJM Gas - CCGT - ERCOT Gas - CCGT - ISO-NE Gas - CCGT - NYISO Gas - Cogen Gas - Peakers - PJM Gas - Peakers - ERCOT Coal Nuclear Other Enterprise Value Net Debt Equity Value Low Mid High Equity Value $1,390 $1,768 $2,146 Shares Outstanding 128.9 128.9 128.9 Value per Share $10.78 $13.71 $16.65 14

SOTP $/kW Additional Information

Selected Precedent Transactions $/kW

Date	Buyer	Seller	Asset / Portfolio Name	ISO	Transaction Value ($mm)	Capacity (MW)	$/kW
PJM - CCGT							
11/13/15	Macquarie / Siemens	Clean Energy Future	Lordstown	PJM	$860	940	$915
10/08/15	TransCanada Corp	Talen Energy	Ironwood	PJM	654	704	929
02/27/12	Energy Capital Partners	AES	Red Oak	PJM	445	832	535
Average							**$793**
ERCOT - CCGT							
11/23/15	TCEH	NextEra Energy Resources	La Frontera	ERCOT	$1,310	2,988	$438
Average							**$438**
ISO-NE - CCGT							
10/13/15	Calpine Corp	Granite Ridge Holdings LLC	Granite Ridge Energy Center	ISO-NE	$500	745	$671
10/08/15	Carlyle Power Partners	Entergy Corp.	Rhode Island State Energy Center	ISO-NE	490	583	840
Average							**$756**
Cogen							
12/17/14	First Reserve	ArcLight Capital Partners	Redwood Portfolio	CAISO	$82	389	$211
05/07/14	NV Energy	Southwest Generation	Las Vegas Generation I & II	WECC	131	274	477
04/08/13	NRG Energy	ATP / Hancock / Rockland	Gregory Power	ERCOT	244	560	436
01/31/13	Quantum / Canadian Pension Plan	Atlantic Power	Atlantic Power Portfolio	FRCC	136	397	343
Average							**$367**
Peakers							
11/10/14	DTE Energy	LS Power	Renaissance	MISO	$240	732	$328
10/03/14	Wayzata Investment Parners	Exelon Corp.	West Valley	WECC	80	205	390
11/13/13	Energy Capital Partners	Starwood / BlackRock	Richland / Stryker	PJM	161	464	347
09/10/13	Tenaska	USPG	USPG	NYISO	868	2,180	398
Average							**$366**
Coal							
08/09/12	Riverstone	Exelon	MD Coal Portfolio	PJM	$400	2,649	$151
Average							**$151**

Source: Wall Street Research and SNL.

15

citi

Source: FactSet and Wall Street Research. Note: Market data as of January 7, 2016. 1. Based on available analyst research reports. “Overweight” ratings are marked as “Buy” and “Neutral” ratings have been marked as “Hold.” Talen Wall Street Research Estimates Selected Research Estimates1 ($ in millions, except per share values) Wall Street Research has an average price target of $10.94 for Talen, implying a ~73% premium to the current share price. EBITDA Estimates Analyst Date Rating Target Price 2015 2016 2017 2018 Analyst 1 12/08/15 Buy $11.50 $1,057 $764 $693 - Analyst 2 12/08/15 Buy 12.00 1,075 760 705 - Analyst 3 11/23/15 Hold 15.00 1,070 868 777 661 Analyst 4 11/16/15 Hold 16.00 1,052 831 734 646 Analyst 5 11/05/15 Hold 12.00 1,090 865 755 660 Analyst 6 12/14/15 Hold 7.00 1,088 835 675 625 Analyst 7 01/04/16 Buy 8.00 1,066 725 710 618 Analyst 8 01/07/16 Hold 6.00 1,041 789 615 636 Consensus Price Target $10.94 Current Price 6.32 Implied Premium to Current 73% EBITDA Estimates 2015 2016 2017 2018 Median Consensus $1,063 $833 $720 $646 Company Projections 774 717 666 16

$0.5Bn - $1.0Bn All Cash U.S. M&A Precedents - LTM

Announced	Completed	Acquiror	Target	Deal Value ($mm)	1 Day Prior to Ann.
11-Nov-2015	18-Dec-2015	Kroger Co	Roundy's Inc	$792	65%
10-Sep-2015	8-Dec-2015	Siris Capital Group LLC	Premiere Global Services Inc	976	26
21-Aug-2015	9-Dec-2015	Catterton Partners Corp	Steiner Leisure Ltd	895	15
18-Aug-2015	6-Oct-2015	Seagate Technology PLC	Dot Hill Systems Corp	575	79
6-Aug-2015	13-Oct-2015	IBM Corp	Merge Healthcare Inc	974	32
6-May-2015	18-Aug-2015	Apax Partners LP	Quality Distribution Inc	777	62
8-Apr-2015	26-Jun-2015	New Mountain Capital LLC	Zep Inc	678	17
30-Mar-2015	12-May-2015	Fortune Brands Home & Sec Inc	Norcraft Cos Inc	529	11
30-Mar-2015	7-May-2015	Horizon Pharma PLC	Hyperion Therapeutics Inc	899	8
16-Mar-2015	1-Sep-2015	Southbank Media Ltd	TVN SA	825	11
25-Feb-2015	5-May-2015	Emerald Merger Sub Inc	Emulex Corp	540	26
12-Jan-2015	7-Apr-2015	Roche Holding AG	Foundation Medicine Inc	780	109
				25th Percentile	14%
				50th Percentile	26
				75th Percentile	63

Source: Citi's M&A Deal Intelligence, ReadyAnalytics (based on research of company filings).
Note: Includes selected transactions from all industries except Real Estate and Financial Institutions. Excludes deals with the same acquiror and target company (i.e., partial sale transactions).

17

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WACC and Beta with 40% Tax Rate

WACC Calculation Inputs

Target Capital Structure (Debt / Total Capital):	55.0 –	65.0	%
Median Capital Structure of Selected Companies:		82.7	%
After-Tax Cost of Debt:		5.3	%
Expected Long-Term Yield[2]:		8.8	%
– Statutory Marginal Tax Rate:		40.0	%
Cost of Equity: 5.5% Equity Market Risk Premium	9.0 –	9.4	%
6.7% Equity Market Risk Premium	9.7 –	10.3	%
Risk-Free Rate (30-Year Treasury Bond):		2.9	%
Assumed Equity Market Risk Premium - low:		5.5	%
Assumed Equity Market Risk Premium - high:		6.7	%
Relevered Equity Beta:	0.65 –	0.73	
– Unlevered Asset Beta[3]		0.50	
– Implied Debt / Equity Ratio:	122.2 –	185.7	%
Small Cap Risk Premium:		2.5	%
High Yield Issuer? (Y / N)		Y	

Weighted Average Cost of Capital:	6.7 –	7.3	%
5.5% Equity Market Risk Premium	6.9 –	6.7	%
6.7% Equity Market Risk Premium	7.3 –	7.0	%

Low-end of WACC is based on low-end of equity market risk premium (5.5%) and high-end of debt / total capital ratio. High-end is based on high-end of equity market risk premium (6.7%) and low-end of capital structure.

Cost of Debt Related Metrics

	Capital Structure				
	Value of Debt[1]	Market Value of Equity	Debt / Total Capital Ratio	Statutory Marginal Tax Rate	Long Term Yield
Calpine Corporation	$12,214	$5,194	70.2%	40.0%	7.4%
NRG Energy, Inc.	20,055	3,598	84.8	40.0	8.8
Dynegy Inc.	7,279	1,527	82.7	40.0	10.0
High	**$20,055**	**$5,194**	**84.8%**		**10.0%**
Median	**12,214**	**3,598**	**82.7**		**8.8**
Mean	**13,183**	**3,440**	**79.2**		**8.8**
Low	**7,279**	**1,527**	**70.2**		**7.4**

Cost of Equity Related Metrics

	Adjusted Equity Beta[4]	High-Yield Issuer	Debt Beta	Unlevered Asset Beta
Calpine Corporation	0.939	Y	0.30	0.565
NRG Energy, Inc.	0.981	Y	0.30	0.457
Dynegy Inc.	1.077	Y	0.30	0.501
High	**1.08**			**0.57**
Median	**0.98**			**0.50**
Mean	**1.00**			**0.51**
Low	**0.94**			**0.46**

Summary of Assumptions

- Consistent with target leverage of 55.0% – 65.0% per Talen management
- Expected long-term debt yield of 8.8% based on median of peer set (CPN, DYN, NRG)
- Tax rate of 40.0%
- Equity market premium range of 5.5% – 6.7%
- Adjusted Equity Beta based on regression with MSCI Global Index for weekly data for five-year history
- Unlevered Asset Beta of 0.50, median of selected companies
- Debt Beta of 0.3 for high-yield companies
- Small-cap risk premium of 2.46%

Source: FactSet, Public filings and Talen management.
Note: Market data as of January 7, 2016.

1. Book value of debt.
2. Expected long-term debt yield of 8.8% based on median of peer set (CPN, DYN, NRG).
3. Median unlevered asset beta of selected companies rather than Talen's specific unlevered asset beta given Talen's short and illiquid trading history.
4. Talen's June 2, 2015 – January 7, 2016 adjusted beta of 1.385 has not been used in the WACC calculation given TLN's limited trading history.

18

2016 EV/EBITDA Multiples Adjusted for NPV pf NOLs Source: FactSet, Wall Street Research, Company filings. Note: Market data as of January 7, 2016. • The below analysis calculates 2016 EV/EBITDA multiples for the IPP peers after adjusting for the NPV of each of their respective NOLs – NPV of NOLs based on Wall Street Research – 2016 EBITDA based on Company Guidance Methodology Adjusted EV/EBITDA Multiples (in millions, except per share values) The average peer 2016 EV/EBITDA multiple after adjusting for the NPV of NOLs is 7.3x 19 2016 Peer EV/EBITDA Multiples Adjusted for NPV of NOLs CPN DYN NRG Enterprise Value $16,730 $8,082 $23,261 Less: NPV of NOLs (1,100) (500) (800) Adjusted Enterprise Value $15,630 $7,582 $22,461 2016 EBITDA 1,875 1,200 3,100 Adjusted 2016 EV/EBITDA Multiple 8.3x 6.3x 7.2x Unadjusted 2016 EV/EBITDA Multiple 8.9 6.7 7.5 Delta (0.6x) (0.4x) (0.3x)

Talen Energy Asset Overview

Asset Overview

Asset Overview	Location	MW	Fuel Type	Technology	COD	Heat Rate	2014 Capacity Factor	ISO
Brandon Shores	MD	1,274	Coal	ST	1984 - 1991	10,252	42.4%	PJM
Brunner Island	PA	1,428	Coal	ST	1961 - 1969	9,842	48.1	PJM
Conemaugh	PA	285	Coal	ST	1970 - 1971	9,700	73.9	PJM
Keystone	PA	212	Coal	ST	1967 - 1968	9,600	77.4	PJM
Montour	PA	1,528	Coal	ST	1972 - 1973	9,661	52.1	PJM
H.A. Wagner	MD	966	Coal	ST	1956 - 1972	10,663	16.3	PJM
Lower Mt. Bethel	PA	555	Natural Gas	CCGT	2004	7,170	89.3	PJM
York	PA	46	Dual Fuel	Cogen	1989	9,551	2.3	PJM
Bayonne	NJ	165	Dual Fuel	Cogen	1988	8,857	42.7	PJM
Camden	NJ	145	Dual Fuel	Cogen	1993	8,675	33.0	PJM
Elmwood Park	NJ	70	Dual Fuel	Cogen	1989	9,500	20.6	PJM
Martins Creek 3&4	PA	1,708	Dual Fuel	Cogen	1975 - 1977	11,744 (Gas) / 10,676 (Oil)	11.1	PJM
Newark Bay	NJ	122	Dual Fuel	Cogen	1993	8,680	33.7	PJM
Peakers	PA	370	Dual Fuel	Cogen	1967 - 1973	Various	NA	PJM
Pedricktown	NJ	117	Dual Fuel	Cogen	1992	8,455	19.7	PJM
Susquehanna	PA	2,262	Nuclear	Nuclear	1983 - 1985	NA	81.8	PJM
Renewables	PA	7	Renewables	Various	Various	Various	NA	PJM
PJM Subtotal		**11,260**						
Barney Davis 1	TX	318	Natural Gas	ST	1974	10,100	2.8%	ERCOT
Barney Davis 2	TX	646	Natural Gas	CCGT	2010	7,100	30.1	ERCOT
Laredo 4	TX	92	Natural Gas	CT	2008	8,900	7.9	ERCOT
Laredo 5	TX	89	Natural Gas	CT	2008	8,900	7.9	ERCOT
Nueces Bay 7	TX	648	Natural Gas	CCGT	2010	7,100	26.7	ERCOT
ERCOT Subtotal		**1,793**						
Colstrip 1&2	MT	307	Coal	ST	1975, 1976	10,941	74.9%	WECC
Colstrip 3	MT	222	Coal	ST	1984, 1986	10,660	74.9	WECC
Harquahala	AZ	1,054	Natural Gas	CCGT	2004	7,100	12.8	WECC
WECC Subtotal		**1,583**						
Athens	NY	1,138	Natural Gas	CCGT	2004	7,100	24.4%	NYISO
NYISO Subtotal		**1,138**						
Dartmouth	MA	82	Dual Fuel	Cogen	1996	8,715 (CCGT) / 11,326 (Peaker)	23.4%	ISO-NE
Millennium	MA	335	Natural Gas	CCGT	2001	6,975	54.4	ISO-NE
ISO-NE Subtotal		**417**						
Total		**16,191**						

Source: Company Investor Presentations and SNL.

20

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Talen Energy Asset Overview (cont'd)

Asset EBITDA

($ in millions)

Asset	2016	2017	2018	2019	2020	% Cumulative EBITDA
Brunner Island	$74.2	$95.5	$60.6	$61.7	$39.6	8.0%
Montour	105.3	63.4	57.6	77.1	71.5	9.0
Keystone & Conemaugh	43.9	15.0	17.0	18.6	11.6	2.6
Montana	2.2	5.4	6.8	4.8	15.4	0.8
Brandon Shores	52.2	29.7	26.9	27.0	27.3	3.9
Wagner	22.6	7.5	9.6	16.2	13.7	1.7
Raven Other	(4.2)	(4.3)	(4.3)	(4.4)	(4.5)	(0.5)
Martins Creek	105.5	83.8	76.7	71.1	68.9	9.8
Lower Mount Bethel	47.8	62.1	52.7	49.1	45.4	6.2
Dartmouth	(2.8)	3.1	7.7	8.8	8.2	0.6
Other Sapphire	26.6	41.2	28.7	23.7	25.3	3.5
Barney Davis 1	1.1	1.5	0.8	0.7	0.6	0.1
Barney Davis 2	17.9	22.2	15.4	15.9	14.8	2.1
Nueces Bay	18.0	17.4	15.0	14.1	14.0	1.9
Laredo	2.9	3.0	1.0	(0.2)	(0.3)	0.2
Athens	65.4	104.6	127.0	133.3	160.7	14.2
Millennium	26.0	42.7	57.3	53.0	48.7	5.5
Harquahala	(10.9)	0.0	0.0	0.0	0.0	(0.3)
Fossil Support	(31.9)	(31.2)	(31.6)	(32.8)	(34.0)	(3.9)
Susquehanna	353.2	272.0	259.9	272.8	277.0	34.6
Total Asset EBITDA	**$915.0**	**$834.4**	**$784.6**	**$810.6**	**$804.0**	**100.0%**
Mechanicals	$21.5	$21.5	$22.5	$23.7	$24.4	
Commercial	(40.1)	(42.9)	(44.9)	(46.5)	(48.3)	
Corporate	(146.5)	(152.9)	(154.0)	(154.7)	(157.0)	
Other	24.6	57.4	58.2	58.4	63.4	
Total EBITDA	**$774.4**	**$717.5**	**$666.4**	**$691.5**	**$686.4**[1]	

Source: Talen 2016 – 2020 Business Plan- Post Mitigation.

1. Value does not match consolidated EBITDA rollup.

21

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